Exhibit 99.1

Press Release

Gulfport Energy Corporation Reports Fourth Quarter and Year-End 2009 Results

OKLAHOMA CITY (March 9, 2010) Gulfport Energy Corporation (NASDAQ: GPOR) today reported financial and operational results for the quarter and year ended December 31, 2009, and provided updates on its 2010 activities.

For the quarter ended December 31, 2009, Gulfport reported net income of $9.1 million on oil and gas revenues of $24.9 million, or $0.21 per diluted share. For the fourth quarter of 2009, EBITDA (as defined below) was $17.0 million and cash flow from operating activities before changes in working capital was $16.7 million.

For the year ended December 31, 2009, Gulfport reported net income of $23.6 million on oil and gas revenues of $85.6 million, or $0.55 per diluted share. For 2009, EBITDA (as defined below) was $55.8 million and cash flow from operating activities before changes in working capital was $54.0 million.

Financial Highlights

•	Produced full-year oil and gas sales volumes of 1.68 million barrels of oil equivalent (“BOE”) during 2009

•	Increased average daily sales volumes to 4,858 barrels of oil equivalent per day (“BOEPD”) in the fourth quarter of 2009, an 8% sequential increase over the third quarter of 2009

•	Generated $17.0 million of EBITDA in the fourth quarter, a 15% sequential increase over the third quarter of 2009

•	Recorded net income of $9.1 million for the fourth quarter of 2009, a 37% sequential improvement over the third quarter of 2009

•	Reduced 2009 unit lease operating expense and unit general and administrative expense by 25% and 23%, respectively, as compared to 2008

Production

For the fourth quarter of 2009, net production was 403,197 barrels of oil, 170,203 thousand cubic feet (“MCF”) of natural gas and 643,899 gallons of natural gas liquids (“NGL”), or 446,895 BOE. Net production for the fourth quarter of 2009 by region was 390,437 BOE in Southern Louisiana, 50,276 BOE in the Permian Basin and 6,182 BOE in the Bakken. For 2009, Gulfport recorded net production of 1,530,908 barrels of oil, 491,022 MCF of natural gas and 2,718,632 gallons of NGL, or 1,677,474 BOE.

Realized price for the fourth quarter of 2009 including transportation costs was $58.14 per barrel of oil, $5.16 per MCF of natural gas and $0.88 per gallon of NGL, for a total equivalent of $55.68 per BOE. Realized price for the full-year 2009 including transportation costs was $53.29 per barrel of oil, $4.06 per MCF of natural gas and $0.73 per gallon of NGL, for a total equivalent of $51.01 per BOE.

Gulfport Energy Corporation

Production Schedule

(Unaudited)

	4Q 2009	4Q 2008	2009	2008

Production Volumes:

Oil (MBbls)	403.2	452.1	1,530.9	1,583.9
Gas (MMcf)	170.2	153.1	491.0	712.1
NGL (MGal)	643.9	778.6	2,718.6	2,583.2
Oil equivalents (MBOE)	446.9	496.2	1,677.5	1,764.1

Average Realized Price:

Oil (per Bbl)	$58.14	$80.05	$53.29	$83.23
Gas (per Mcf)	$5.16	$6.25	$4.06	$9.23
NGL (per Gal)	$0.88	$0.60	$0.73	$1.26
Oil equivalents (BOE)	$55.68	$75.82	$51.01	$80.30

Operational Highlights

•	Achieved a 94% drilling success rate in Southern Louisiana during 2009

•	Began drilling in the Permian in November of 2009 under a long-term turnkey drilling contract through the end of 2010

•	Returned a rig to West Cote Blanche Bay (“WCBB”) on March 1, 2010 to begin drilling under a long-term daywork contract

•	Currently actively drilling with one rig at WCBB and one rig in the Permian and are scheduled to add a rig at Hackberry in mid-March

•

Grizzly Oil Sands ULC (“Grizzly”) submitted a regulatory application for its Algar Lake Project, and in doing so, Grizzly expects that the majority of the 89 million barrels of contingent resource assigned to the Algar Lake property will be reclassified as probable reserves by its third party engineer, McDaniel & Associates.

Operations Update

Gulfport drilled a total of 17 wells in Southern Louisiana after beginning its 2009 drilling program in June of 2009, achieving a 94% drilling success rate for the year. At WCBB, Gulfport drilled eleven wells, completing ten as producers, and performed 56 recompletions during 2009. At Hackberry, Gulfport drilled six wells, completing all six as producers, and performed five recompletions during 2009. Gulfport brought a rig back to WCBB on March 1, 2010 under a long-term contract to begin drilling an estimated 19 to 21 wells during 2010. Currently, the rig is drilling ahead at approximately 7,098’ on the first well of Gulfport’s 2010 drilling program at the field. At Hackberry, Gulfport is scheduled to spud the first well of its 2010 program by mid-March. Gulfport currently intends to drill a total of three wells at Hackberry during 2010; however continued success may result in additional wells being drilled at the field.

Gulfport has continued to add to its acreage position in the Permian, acquiring 4,095 net acres during 2009 and an additional 1,346 net acres during 2010, bringing Gulfport’s total position in the play to 9,751 net acres. A total of four gross wells were drilled on Gulfport’s Permian acreage during 2009, one of which was drilled on a 20-acre unit. Two gross wells have already been drilled during 2010 and the rig is currently drilling ahead on the third well of this year’s drilling program. Currently, Gulfport has one rig under long-term turnkey contract through the remainder of 2010 and currently plans to drill a total of 24 to 26 gross wells this year in the Permian.

In Canada, Grizzly, in which Gulfport owns a 24.9% interest, has filed an application with the Alberta Energy Resources Conservation Board (“ECRB”) and Alberta Environment (“AENV”) for the development of an 11,300 barrel per day oil sands project at Algar Lake. With the submission of this application, Grizzly expects that the majority of the 89 million barrels of contingent resource assigned to the Algar Lake property will be reclassified as probable reserves by its third party engineer, McDaniel & Associates. Once approved, Stage 1 of the Algar Lake Project will consist of two plant phases and 40 well pairs on four well pads. Each plant phase is designed to operate at an average capacity of 5,000 barrel per day. Upon approval, Grizzly intends to construct the first phase consisting of one modular central processing facility (“CPF”), ten well pairs on one well pad and associated roads and pipelines. As proposed, the second plant phase, to be developed two years subsequent to approval, will include a second modular CPF and an additional ten well pairs on one well pad. In order to maintain consistent production, an additional well pad will be required for each phase every five years. Upon completion of the second phase, the Algar Lake Project is expected to operate at an average capacity of 10,000 barrels per day over a design life of 30 years. Grizzly expects construction of the first phase to begin within 12 to 18 months following its receipt of approvals from the ECRB and AENV and first production 18 months subsequent to that. Meanwhile, during 2010 Grizzly intends to continue preparation work on its Algar Lake Project by drilling two water supply wells, performing geotechnical drilling in and around the Algar Lake facility site, constructing the first surface well pad site, conducting a detailed feed engineering study and beginning procurement of long-lead items. In addition, Grizzly is currently planning their 2010/2011 winter drilling program.

Reserves

Gulfport reported year-end 2009 total proved reserves of 17.5 million barrels of oil and 14.3 billion cubic feet of natural gas, or 19.9 million BOE. In addition, Gulfport’s third party engineers issued a probable reserve report, estimating 9.4 million barrels of oil and 4.2 billion cubic feet of natural gas, or 10.1 million BOE. Proved reserves declined by 5.6 million BOE primarily due to production, the divestiture of certain non-core assets, and downward revisions because of the re-categorization of proved undeveloped reserves (“PUDs”) to probable reserves as a result of the SEC’s new five-year limitation on the life of PUDs from the date they were initially recorded. Partially offsetting this decline were discoveries and extensions from acquisitions and our drilling programs. Year-end 2009 proved reserves were comprised of 88% oil and NGL and 12% natural gas.

GULFPORT ENERGY CORPORATION

DECEMBER 31, 2009 NET RESERVES

(Unaudited)

	Oil MMBBL	Natural Gas BCF	Oil Equivalent MMBOE
Proved Developed Producing	2.644	2.377	3.040
Proved Developed Non-Producing	3.521	1.948	3.846
Proved Undeveloped	11.323	10.007	12.991

Total Proved Reserves	17.488	14.332	19.877

Probable Reserves	9.407	4.208	10.108

Total Proved and Probable Reserves	26.895	18.540	29.985

In accordance with new SEC guidelines which were effective December 29, 2009 (“SEC Case”), our proved reserves as of December 31, 2009 were determined to be economically producible under existing economic conditions, which requires us to use the 12-month average price for each product calculated as the unweighted arithmetic average of the first-day-of-the-month price for the period January 2009 through December 2009. According to these new SEC guidelines, the present value of our total proved reserves discounted at 10% (referred to as “PV-10”), which includes the impact of estimated asset retirement obligations, was $263 million at December 31, 2009. The PV-10 value of our total proved and probable reserves was $352 million at December 31, 2009. In addition to the SEC Case, Gulfport has also prepared estimates of its year-end PV-10 values using two alternate commodity price assumptions. The following table summarizes Gulfport’s PV-10 values as of December 31, 2009 under each of the three cases.

GULFPORT ENERGY CORPORATION

DECEMBER 31, 2009 PV-10 Sensitivities

(Unaudited)

	SEC Case ($MM)	Flat Price Case¹ ($MM)	NYMEX Case² ($MM)
Proved Developed Producing	$59	$96	$107
Proved Developed Non-Producing	$67	$115	$136
Proved Undeveloped	$137	$246	$331

Total Proved Reserves	$263	$457	$574

Probable Reserves	$89	$89	$247

Total Proved and Probable Reserves	$352	$546	$821

¹	The Flat Price Case was based on the posted spot prices as of December 31, 2009 for both oil and natural gas. For oil and natural gas liquids, the West Texas Intermediate posted price of $79.39 per barrel was adjusted by lease for quality, transportation fees and regional price differentials. For natural gas, the Henry Hub spot price of $5.83 per MMBTU was adjusted by lease for energy content, transportation fees, and regional price differentials. Such prices were held constant throughout the estimated lives of the reserves.
²	The NYMEX Case was based on the forward closing prices on the New York Mercantile Exchange for oil and natural gas as of December 31, 2009. For oil and natural gas liquids, the price was based on a crude oil price which increased from $79.36 per barrel to $101.92 per barrel during the life of the reserves and was adjusted by lease for quality, transportation fees and regional price differentials. For natural gas, the price was based on a natural gas price which increased from $5.57 per MMBTU to $9.05 per MMBTU over the life of the properties and was adjusted by lease for energy content, transportation fees and regional price differentials.

2010 Guidance

Gulfport’s 2010 guidance issued on November 5, 2009 remains unchanged. Gulfport estimates 2010 production to be in the range of 1.85 to 2.05 million BOE. Capital expenditures for 2010 are estimated to be in the range of $56 to $62 million prior to any new acreage or asset acquisitions. Operationally, Gulfport currently plans to drill 19 to 21 wells at WCBB, approximately three wells at Hackberry and 12 to 13 net wells in the Permian Basin. For 2010, Gulfport projects lease operating expense to be in the range of $8.00 to $9.50 per BOE, general and administrative expense to be between $2.50 to $3.50 per BOE, production taxes to be between $7.00 to $8.00 per BOE and depreciation, depletion and amortization expense to be in the range of $18.00 to $20.00 per BOE.

Year Ending 12/31/2010
Estimated Production
Oil Equivalent - BOE	1,850,000 - 2,050,000
Daily Oil Equivalent Midpoint - BOEPD	5,342

Year-Over-Year Production Increase¹	16%

Operating Costs per BOE of Projected Production
Lease Operating Expense - $/BOE	$8.00 - $9.50
Production Taxes - $/BOE	$7.00 - $8.00
Depreciation, Depletion and Amortization - $/BOE	$18.00 - $20.00
General and Administrative - $/BOE	$2.50 - $3.50

Budgeted Capital Expenditures - In Millions:
Total Budgeted Capital Expenditures	$56 - $62

¹	Based upon actual average daily oil equivalent production of 1.68 MMBOE and the average daily oil equivalent midpoint for 2010 estimated production of 1.95 MMBOE

Presentation

An updated presentation has been posted to the Company’s website. The presentation can be found at www.gulfportenergy.com under the “Webcasts & Presentations” section on the “Investor Relations” page. Information on the Company’s website does not constitute a portion of this press release.

Conference Call

Gulfport will host a conference call today at 9:30 a.m. CST to discuss its fourth quarter and full-year 2009 financial and operational results. Interested parties may listen to the call via Gulfport’s website at www.gulfportenergy.com or by calling 1-866-783-2143. The passcode for the call is 30506319. A replay of the call will be available for two weeks at 1-888-286-8010. The replay passcode is 12184827. The webcast will be archived on the Company’s website for one year and can be accessed on the Company’s “Investor Relations” page.

About Gulfport

Gulfport Energy Corporation is an Oklahoma City-based independent oil and natural gas exploration and production company with its principal producing properties located along the Louisiana Gulf Coast and the Permian Basin in West Texas. Gulfport also holds a sizeable acreage position in the Alberta Oil Sands in Canada through its interest in Grizzly Oil Sands ULC.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Gulfport expects or anticipates will or may occur in the future, including such things as future capital expenditures (including the amount and nature thereof), business strategy and measures to implement strategy, competitive strength, goals, expansion and growth of Gulfport’s business and operations, plans, market conditions, references to future success, reference to intentions as to future matters and other such matters are forward-looking statements. These statements are based on certain assumptions and analyses made by Gulfport in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. However, whether actual results and developments will conform with Gulfport’s expectations and predictions is subject to a number of risks and uncertainties, general economic, market, credit or business conditions; the opportunities (or lack thereof) that may be presented to and pursued by Gulfport; competitive actions by other oil and gas companies; changes in laws or regulations; and other factors, many of which are beyond the control of Gulfport. Information concerning these and other factors can be found in the Company’s filings with the Securities and Exchange Commission, including its Forms 10-K, 10-Q and 8-K. Consequently, all of the forward-looking statements made in this news release are qualified by these cautionary statements and there can be no assurances that the actual results or developments anticipated by Gulfport will be realized, or even if realized, that they will have the expected consequences to or effects on Gulfport, its business or operations. Gulfport has no intention, and disclaims any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Non-GAAP Financial Measures

EBITDA is a non-GAAP financial measure equal to net income, the most directly comparable GAAP financial measure, plus interest expense, income tax expense (benefit), accretion expense, impairment of oil and gas properties and depreciation, depletion and amortization. Cash flow from operating activities before changes in operating assets and liabilities is a non-GAAP financial measure equal to cash flows from operating activities before changes in operating assets and liabilities. The Company has presented EBITDA because it uses EBITDA as an integral part of its internal reporting to measure its performance and to evaluate the performance of its senior management. EBITDA is considered an important indicator of the operational strength of the Company’s business. EBITDA eliminates the uneven effect of considerable amounts of non-cash depletion, depreciation of tangible assets and amortization of certain intangible assets. A limitation of this measure, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s business. Management evaluates the costs of such tangible and intangible assets and the impact of related impairments through other financial measures, such as capital expenditures, investment spending and return on capital. Therefore, the Company believes that EBITDA provides useful information to its investors regarding its performance and overall results of operations. EBITDA and cash flow from operating activities before changes in operating assets and liabilities are not intended to be performance measures that should be regarded as an alternative to, or more meaningful than, either net income as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. In addition, EBITDA and cash flow from operating activities before changes in operating assets and liabilities are not intended to represent funds available for dividends, reinvestment or other discretionary uses, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The EBITDA and cash flow from operating activities before changes in operating assets and liabilities presented in this press release may not be comparable to similarly titled measures presented by other companies, and may not be identical to corresponding measures used in the Company’s various agreements.

GULFPORT ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Revenues:
Oil and condensate sales	$23,441,000	$36,189,000	$81,587,000	$131,825,000
Gas sales	878,000	958,000	1,992,000	6,570,000
Natural gas liquids sales	565,000	471,000	1,997,000	3,255,000
Other income (expense)	9,000	(52,000)	(314,000)	(433,000)

	24,893,000	37,566,000	85,262,000	141,217,000

Costs and expenses:
Lease operating expenses	3,805,000	7,950,000	16,316,000	22,856,000
Production taxes	2,941,000	4,415,000	9,797,000	15,813,000
Depreciation, depletion, and amortization	7,068,000	13,560,000	29,225,000	42,472,000
Impairment of oil and gas assets	—	272,722,000	—	272,722,000
General and administrative	1,333,000	1,573,000	4,992,000	6,843,000
Accretion expense	150,000	143,000	582,000	560,000

	15,297,000	300,363,000	60,912,000	361,266,000

INCOME (LOSS) FROM OPERATIONS:	9,596,000	(262,797,000)	24,350,000	(220,049,000)

OTHER (INCOME) EXPENSE:
Interest expense	623,000	1,360,000	2,309,000	4,762,000
Settlement of fixed price contracts	—	(39,000,000)	—	(39,000,000)
Insurance proceeds	—	—	(1,050,000)	(769,000)
Interest income	(169,000)	(136,000)	(564,000)	(540,000)

	454,000	(37,776,000)	695,000	(35,547,000)

INCOME (LOSS) BEFORE INCOME TAXES	9,142,000	(225,021,000)	23,655,000	(184,502,000)

INCOME TAX EXPENSE (BENEFIT):	—	(20,000)	28,000	—

NET INCOME (LOSS)	$9,142,000	$(225,001,000)	$23,627,000	$(184,502,000)

NET INCOME (LOSS) PER COMMON SHARE:

Basic	$0.21	$(5.28)	$0.55	$(4.33)

Diluted	$0.21	$(5.28)	$0.55	$(4.33)

Basic weighted average shares outstanding	42,689,728	42,630,837	42,667,581	42,599,611

Diluted weighted average shares outstanding	43,059,680	42,630,837	43,017,648	42,599,611

GULFPORT ENERGY CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	December 31, 2009	December 31, 2008
Assets
Current assets:
Cash and cash equivalents	$1,724,000	$5,944,000
Accounts receivable - oil and gas	9,492,000	12,543,000
Accounts receivable - related parties	136,000	1,101,000
Prepaid expenses and other current assets	2,047,000	1,045,000

Total current assets	13,399,000	20,633,000

Property and equipment:
Oil and natural gas properties, full-cost accounting, $17,521,000 and $22,543,000 excluded from amortization in 2009 and 2008, respectively	628,849,000	599,761,000
Other property and equipment	7,182,000	7,168,000
Accumulated depletion, depreciation, amortization and impairment	(473,915,000)	(444,690,000)

Property and equipment, net	162,116,000	162,239,000

Other assets:
Equity investments	32,006,000	25,440,000
Other assets	3,370,000	3,755,000
Note receivable - related party	15,920,000	9,153,000

Total other assets	51,296,000	38,348,000

Deferred tax asset	533,000	653,000

Total assets	$227,344,000	$221,873,000

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$20,977,000	$27,772,000
Asset retirement obligation - current	635,000	635,000
Short-term derivative instruments	18,735,000	—
Current maturities of long-term debt	2,842,000	815,000

Total current liabilities	43,189,000	29,222,000

Asset retirement obligation - long-term	9,518,000	8,634,000
Long-term debt, net of current maturities	49,586,000	69,916,000

Total liabilities	102,293,000	107,772,000

Commitments and contingencies

Preferred stock, $.01 par value; 5,000,000 authorized, 30,000 authorized as redeemable 12% cumulative preferred stock, Series A; 0 issued and outstanding	—	—

Stockholders’ equity:
Common stock - $.01 par value, 100,000,000 authorized, 42,696,409 issued and outstanding in 2009 and 42,639,201 in 2008	427,000	426,000
Paid-in capital	273,901,000	273,343,000
Accumulated other comprehensive income (loss)	(18,039,000)	(4,803,000)
Retained earnings (accumulated deficit)	(131,238,000)	(154,865,000)

Total stockholders’ equity	125,051,000	114,101,000

Total liabilities and stockholders’ equity	$227,344,000	$221,873,000

Gulfport Energy Corporation

Reconciliation of EBITDA and Cash Flow

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008

Net income (loss)	$9,142,000	$(225,001,000)	$23,627,000	$(184,502,000)
Interest expense	623,000	1,360,000	2,309,000	4,762,000
Income tax expense (benefit)	—	(20,000)	28,000	—
Accretion expense	150,000	143,000	582,000	560,000
Impairment of oil and gas properties	—	272,722,000	—	272,722,000
Depreciation, depletion and amortization	7,068,000	13,560,000	29,225,000	42,472,000

EBITDA	$16,983,000	$62,764,000	$55,771,000	$136,014,000

	Three Months Ended		Twelve Months Ended
	December 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008

Cash provided by operating activities	$17,487,000	$60,060,000	$53,299,000	$135,323,000
Adjustments:
Changes in operating assets and liabilities	(835,000)	851,000	731,000	(3,844,000)

Operating Cash Flow	$16,652,000	$60,911,000	$54,030,000	$131,479,000

Investor & Media Contact:

Paul K. Heerwagen

Investor Relations

pheerwagen@gulfportenergy.com

405-242-4888